Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unisys Corporation:

We consent to the use of our report dated February 28, 2020, except for Note 2, as to which the date is February 26, 2021, with respect to the consolidated balance sheet of Unisys Corporation as of December 31, 2019, the related consolidated statements of income (loss), comprehensive income (loss), cash flows and deficit for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to a change in accounting principle for leases due to the adoption of a new accounting standard.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 26, 2021